EXHIBIT 5.1

12531 HIGH BLUFF DRIVE SAN DIEGO, CALIFORNIA 92130-2040 TELEPHONE: 858.720.5100 FACSIMILE: 858.720.5125 WWW.MOFO.COM	morrison & foerster llp new york, san francisco, los angeles, palo alto, sacramento, san diego, denver, northern virginia, washington, d.c. tokyo, london, brussels, beijing, shanghai, hong kong

April 10, 2012

Pure Bioscience, Inc.
1725 Gillespie Way
El Cajon, CA 92020

Re:	Issuance and Sale of 12,470,711 Shares of Common Stock of Pure Bioscience, Inc.

Ladies and Gentlemen:

We are acting as counsel to Pure Bioscience, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 12,470,711 shares (the “Shares”) of the Company’s common stock, par value $0.01 (the “Common Stock”).  The Shares may be sold to the public by the selling stockholders named in the Registration Statement.

As counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.           The Shares have been duly and validly authorized and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement will be legally issued, fully paid and nonassessable.

April 10, 2012
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We express no opinion as to matters governed by any laws other than the substantive laws of the State of Delaware and the federal laws of the United States of America, as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.  This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP